MODIFIED AND RESTATED CREDIT AGREEMENT

BY AND BETWEEN

NATIONSBANK, N.A., successor by merger to NATIONSBANK, N.A. (SOUTH), a national banking association
(the "Bank")

AND

THE STEPHAN CO., a Florida corporation
(the "Borrower")

Dated July 15, 1997

MODIFIED AND RESTATED CREDIT AGREEMENT

THIS MODIFIED AND RESTATED CREDIT AGREEMENT (this "Restated Credit Agreement"), made this 15 day of July, 1997, between THE STEPHAN CO., a Florida corporation (the "Borrower") and NATIONSBANK, N.A., successor by merger to NATIONSBANK, N.A. (SOUTH), a national banking association (the "Bank").

                                 WITNESSETH:

WHEREAS, Bank extended a revolving line of credit in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (the "1996 Loan") to Borrower, as evidenced by a Revolving Promissory Note in the amount of the 1996 Loan dated June 26, 1996 (the "1996 Note"), which was be used by Borrower for acquisitions; and

WHEREAS, Borrower executed among other loan documents, the following documents with regard to the 1996 Loan:

	A.	Security Agreement dated June 26, 1996 from Borrower to Bank securing
Borrower's Collateral more particularly described therein (the
"Collateral") (the " Security Agreement");

	B.	Credit Agreement dated June 26, 1996 between Borrower and Bank (the
"Credit Agreement");

 C. Security Interest in Trademarks dated June 26, 1996 from Borrower to Bank (the "Trademarks Security");

 D.	UCC-1 Financing Statement from Borrower to Bank filed of record July
5, 1996, in Official Records Book 25098, Page 72, of the Public Records of Broward County, Florida, securing the Collateral (the "County UCC-l"); and

	E.	UCC-1 Financing Statement filed with the Secretary of State, Florida on July 8, 1996, under File Number 960000140290, securing the Collateral
(the "State UCC-1").

WHEREAS, Borrower and Bank agreed to release the Collateral as security for the 1996 Loan pursuant to that certain letter agreement dated
September 5, 1996; and

WHEREAS, the County UCC-I was amended by the following financing statement:

	A.	UCC-3 Financing Statement from Borrower to Bank filed of record
September 9, 1996, in Official Records Book 25370 Page 371, of the Public Records of Broward County, Florida, releasing the all "Colgate-Palmolive Company" brands (the "County UCC-3");

	B.	UCC-3 Financing Statement from Borrower to Bank filed of record
September 9, 1996, in Official Records Book 25370 Page 371, of the Public Records of Broward County, Florida, releasing all the Collateral (the
"Second County UCC-3");

and

WHEREAS, the State UCC-I was amended by the following financing statement:

	A.	UCC-3 Financing Statement filed with the Secretary of State, Florida on September 9, 1996, under File Number 960000188643, all releasing the
"Colgate Palmolive Company" brands (the "State UCC-3");

	B.	UCC-3 Financing Statement filed with the Secretary of State, Florida on September 18, 1996, under File Number 960000198196, releasing all the
Collateral (the "Second State UCC-3");

and

WHEREAS, the Security Agreement, Credit Agreement, Trademarks Security, County UCC-1, State UCC-1, County UCC-3, Second County UCC-3, State UCC-3, Second State UCC-3 and any and all supplemental loan documents executed therein are hereinafter collectively referred as to the "Security
Documents"; and

WHEREAS, Bank has agreed to: (i) extend a revolving line of credit in the amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) (the "1997 Loan") to Borrower, as evidenced by a Revolving Line of Credit Promissory Note of even date herewith (the " 1997 Note"), which shall be used by Borrower for acquisitions; and (ii) consolidate, modify and restate the 1996 Note and 1997 Note as evidenced by a Consolidated, Modified and Restated Revolving Line of Credit Promissory Note in the original principal amount of Five Million and No/100 Dollars ($5,000,000.00); and (iii) modify and/or restate the Loan Documents; and

WHEREAS, Bank has agreed to provide such financing conditioned upon the Borrower agreeing to the terms and conditions set forth in this Restated Credit Agreement and to the execution of certain other documents in connection therewith.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS The following definitions will apply to this Restated Credit Agreement as well as all other documentation involved in this loan transaction:

	A.	"Bank" - NATIONSBANK, N.A., successor by merger to NATIONSBANK, N.A.
(SOUTH), a national banking association.

	B.	"Borrower" - THE STEPHEN CO., a Florida corporation

	C.	"Consolidated Note" - is the Consolidated, Modified and Restated
Revolving Line of Credit Promissory Note in the original principal amount of Five Million and No/100 Dollars ($5,000,000.00) from Borrower in favor of Bank.

	D.	"Current Maturity Coverage" - is defined as the sum of Net income, non-cash charges less dividends divided by the sum of current maturities of long term debt. Borrower shall maintain a Current Maturity Coverage of not less than I.75:1.00.

	E.	"Funded Debt/EBITDA" - is 2.50:1.00 to be tested quarterly on a trailing monthly basis.

	F.	"LIBOR RATE" - The thirty (30) day LIBOR RATE, as published in the
Wall Street Journal as the average rate at which deposits in United States of America dollars were offered in the London Interbank Market.

 G. "Line of Credit" - The revolving line of credit loan from Bank to Borrower in the principal amount of Five Million and No/100 Dollars ($5,000,000.00) as evidenced by that Consolidated Note.

	H.	"Loan Documents" - This term includes all documents which comprise the loan documentation including, but not limited to the 1996 Note, the 1997 Note, the Consolidated Note, Credit Agreement, this Restated Credit the Agreement, Acknowledgement, Agreement and Reaffirmation of Loan
Documents, the Commitment Letter dated May 26, 1997 between Bank and Borrower and any and all other supplemental related loan documents.

	I.	"1996 Loan" - A revolving line of credit in the amount of Two Million and No/100 Dollars ($2,000,000.00).

	J.	" 1997 Loan" - A revolving line of credit in the amount of Three
Million and No/100 Dollars ($3,000,000.00).

	K.	"1996 Note" The Promissory Note dated June 26, 1996 in the original principal amount of the 1996 Loan from Borrower to Bank.

 L. "1997 Note" - The Revolving Line of Credit Promissory Note of even date herewith in the original principal amount of the 1997 Loan from Borrower to Bank.

	M.	"Security Documents" - This term includes all documents which comprise the loan documentation including, but not limited to Security Agreement, Credit Agreement, Trademarks Security, County UCC-I, State
UCC-I, County UCC-3, Second County UCC-3, State UCC-3, Second State UCC
3 between Bank and Borrower and any and all other supplemental related loan documents.

	     2. INTEREST RATE. From the date hereof, the unpaid principal balance of the Consolidated Note shall bear interest at the LIBOR RATE, plus 1.30%

     3.DEFAULT RATE OF INTEREST. After maturity, whether by acceleration or otherwise, or after the entry of judgment, at Holder's option, the entire unpaid principal balance of the Line of Credit shall bear interest until paid at an augmented annual rate (the "Default Rate") from and after the stated or accelerated maturity of the Consolidated Note, or from and after failure to pay on the due date any sum payable under the Consolidated Note or under any other Loan Document (and the expiration of any applicable grace period provided in the Consolidated Note or any such other Loan Document for that payment), or from and after the occurrence of any other default (whether concerned with the payment of money or otherwise) under any Loan Document (and the expiration of any applicable grace period provided in such Loan Document for the cure of that default); provided, however that after judgment all such sums shall bear interest at the greater of the Default Rate or the rate prescribed by applicable law for judgments. The Default Rate shall be eighteen percent (18%) per annum.

4. MATURITY DATE. Provided there is no event of a monetary or non-monetary default under the Consolidated Note or Loan Documents, the entire principal balance and any unpaid charges, together with any accrued, but unpaid, interest thereon shall be due and payable in full on JULY 15, 1999.

5. USE OF PROCEEDS. The proceeds shall be used by Borrower for acquisitions. Borrower may use Line of Credit by borrowing thereunder, repaying the line of credit in whole or part, and reborrowing provided no default exists under the Line of Credit, Consolidated Note and the Loan Documents and subject to Minimum Current Maturity Coverage, defined in
Section I above, and remaining terms and conditions set forth herein up through JULY 13, 1999.

6. COLLATERAL. The Line of Credit is unsecured. The Borrower has agreed, represented and warranted with Bank that Borrower shall not encumber the brands acquired through the New Image Laboratories, Inc. transaction and has executed an Agreement Not to Encumber of even date herewith.

7. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Bank as follows:


        A. Good Standing. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of Florida and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower floes business.

        B. Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

        C. Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

        D. Litigation. There is no actions, suits or, proceedings involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement, which involve or would adversely affect the transactions contemplated herein or which could have an adverse affect on the Borrower's business or financial condition.

        E. No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

        F. Ownership of Assets. Borrower has good title to its assets and all the New Image Laboratories, Inc. brands, and its assets and the New Image Laboratories, Inc. brands are free and clear of liens, except those disclosed to Bank in writing prior to the date of this Agreement. Borrower has executed and delivered to Bank a Agreement Not to Encumber as to the New Image Laboratories, Inc. brands.

        G. Taxes. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

        H. Financial Statements. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since March 30, 1997. All factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

       I. Place of Business. Borrower's chief executive office is located at 1850 West McNab Road Fort Lauderdale, Florida 33309.

       J.	    Environmental The conduct of Borrower's business operations and the condition of Borrower's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

        K. Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance(s) under the 1996 Loan and/or 1997 Loan.

        8. CONDITIONS PRECEDENT TO FIRST ADVANCE. The following are conditions precedent to Bank's obligation to close and fund the Line of Credit and the Borrower agrees to furnish the following to the Bank, as a condition precedent to closing:

           A. Purchase Agreement - Copy of the Purchase Agreement between Borrower and New Image Laboratories, Inc. for Bank's complete review and acceptance.

           B.	  Liquidating Trust Agreement - Copy of the Liquidating Trust
Agreement.

C. Projections - Copy of the Projections to include New Image
Transaction.

           D.  	Opinion Letter - Written opinion addressed to Bank, from
Borrower's attorney addressing the proposed 1997 Note, Consolidated Note, Loan Documents and that the New Image Laboratories, Inc. brands are free and clear of encumbrances, liens, pledges, mortgages, and other title retention agreements ant] claims and in form and substance satisfactory to Bank and its counsel.

           E. Corporate Documents - Certified copies of the Articles of Incorporation and Bylaws of Borrower, and all amendments thereto, together with a Certificate of Good Standing of Borrower and proof of qualification to do business in each jurisdiction business is conducted.

           F. Corporate Resolutions - Resolution of Borrower authorizing the 1997 Loan and Line of Credit and the execution of all documents required hi connection with the 1997 Loan and Line of Credit.

           G. The executed 1997 Note, Consolidated Note and Loan Documents and other documents and instruments necessary or advisable in connection with the 1997 Loan and Line of Credit.

           H. Certification that there exists no pending or threatened litigation, the result of which could have an adverse effect on the business or financial condition of the Borrower.

           I.  	All other documents required in connection with the 1997
Loan and Line of Credit.

        9. CONDITIONS TO EACH ADVANCE.

	           A. There shall exist no event of default; the representations and warranties contained in the Loan Documents shall be true and accurate;
there shall have occurred no material adverse change in the financial condition of the Borrower or any other person liable for repayment of the Line of Credit; and the Bank shall not have determined that the prospect of payment or performance of the Line of Credit has been materially impaired.

           B. Advances on the Line of Credit will be made by written communication from a person reasonably believed by Bank to be an authorized representative of Borrower. Unless otherwise agreed by the Bank, all advances will be made to a demand deposit account maintained at the Bank in the name of the Borrower.

       10. FINANCIAL COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

           A. Financial Condition. Maintain Borrower's financial condition as follows, determined in accordance with GAAP applied on a consistent basis throughout the period involved except to the extent modified by the following definitions:

              i. Funded Debt/EBlTDA Coverage Ratio. Borrower will maintain a minimum Funded Debt/EBlTDA Coverage Ratio of not more than 2.50:1.00 throughout the Line of Credit term. The Funded Debt/EBITDA Coverage Ratio shall be tested quarterly beginning with the June 30, 1997 quarterly financial statements on a trailing twelve month basis.

             ii. Current Maturity Coverage Ratio. Borrower will maintain a minimum Current Maturity Coverage Ratio of not less than 1.75:1.00 throughout the Line of Credit term.

          B. Financial Statements and Other Information. Maintain a system of in accordance with GAAP applied on a consistent basis throughout the period involved, and in the event of default, permit Bank's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Bank may desire, and further pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower's books and records will be located at Borrower's chief executive office set forth above. All financial statements called for below shall be prepared in form and content acceptable to Bank and by independent certified public accountants acceptable to Bank, the same acceptance not to be unreasonably withheld by Bank.

In addition, Borrower will:

i. Furnish to Bank annual audited unqualified consolidated financial statements of Borrower for each fiscal year of Borrower, within one hundred twenty (120) days after the close of each such fiscal year.

ii. Furnish to Bank company prepared consolidated financial statements of Borrower for each quarter of each fiscal quarter of Borrower, within fifty (50) days after the close of each such period, together with quarterly compliance certificates.

iii. Furnish to Bank a compliance certificate for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraphs i and ii above, containing (a) a certification that the financial statements of even date are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such detail as Bank may request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants.

11. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Line of Credit Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

A. Insurance. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the 1997 Loan and Line of Credit and 30 days prior to each policy renewal.

B. Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its properties, business operations and transactions and comply with OHSA, EPA, Pension Guaranty Board and ERISA.

C. Adverse Conditions or Events. Promptly advise Bank in writing of (i) any act, omission or undertaking which would singly or in the aggregate have a materially adverse effect upon the business, assets, liabilities, financial conciliation, results of operations or business prospects of the Borrower, any of its subsidiaries, or upon the ability of the Borrower to perform any material obligations arising under the Loan Documents, (ii) any actual or potential contingent liabilities in excess of Five Hundred Thousand and No/ 100 Dollars ($500,000.00), (iii) any litigation against Borrower claiming damages in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), (iv) any event that has occurred that would constitute an event of default under any Loan Documents and (v) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $250,000.00.

D. Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

E. Maintenance. Maintain and preserve all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

F. Payment and Performance. Borrower shall promptly pay and punctually perform, or shall cause to be promptly paid and punctually performed, all of the obligations as and when due and payable.

G. Inspection. In the event of default, Borrower shall permit Bank and its agents to inspect its records, assets and properties at any time during normal business hours and at all other reasonable times.

H. Expenses. Borrower shall pay all costs and expenses in connection with the Line of Credit and the preparation, execution, and delivery of the Loan Documents including, but not limited to, fees and disbursements of counsel appointed by Bank, and all recording costs and expenses, documentary stamp tax and intangible tax on the entire amount of funds disbursed under the Line of Credit, and other taxes, appraisals, insurance and all other fees, costs and expenses, if any, set forth in the Commitment, the Loan Documents, or otherwise connected with the Line of Credit transaction.

I. Preservation of Agreements. Borrower shall preserve and keep in full force and effect all agreements, approvals, permits and licenses necessary for the development, use and operation of its assets for their intended purpose or purposes.

J. Books and Records. Borrower shall keep and maintain, at all times, full, true and accurate books of accounts and records, adequate to correctly reflect the results of the development, use and operation of its assets and properties. The Bank shall have the right to examine such books and records and to make such copies or extracts therefrom as the Bank shall require.

K. Indemnification. Notwithstanding anything to the contrary contained in Section 8 (I), Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby. The Borrower's obligations under this paragraph shall survive the repayment of the Line of Credit.

L. Comply with GAAP. Borrower shall comply with generally accepted accounting principals which are to be applied consistently throughout the term of the Line of Credit.

M. Performance of Loan Documents. Borrower shall duly and punctually perform all covenants, terms and agreements expressed as binding upon it under 1996 Note, 1997 Note, Consolidated Note and all of the Loan Documents.

12. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Consolidated Note and/or Loan Documents, Borrower will not, without the prior written consent of Bank, which consent shall not be unreasonably withheld (and without limiting any requirement of any other Loan Documents):

A. Transfer of Assets or Control. Sell, lease, assign or otherwise dispose of or transfer any existing assets, except in the normal course of its business, or enter into any merger or consolidation, or transfer control or ownership of the Borrower or form or acquire any subsidiary that would result in the Borrower not being the surviving entity.

B. Management Change. Change or remove Frank F. Ferola from his current management positions as President and Chief Executive Officer of Borrower.

C. Advances to Third Parties. No advances in aggregate of more than One Million Dollars ($ 1,000,00.00) at any one time during the life of Line of Credit, except for acquisitions.

D. Other Liens. Create or permit to be created or to remain, any mortgage, pledge, construction lien or other lien, conditional sale or other title retention agreement, encumbrance, claim, or charge on the assets or income therefrom. Any transaction prohibited under this paragraph shall be null and void.

E. Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted without prior consent of Bank. Bank shall not unreasonably withhold its consent.

F. Borrower's Certificate of Incorporation. Materially amend or modify its articles or certificate of incorporation or bylaws.

13. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel if permitted by applicable law), incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) all other costs and attorneys' fees incurred by Bank for which Borrower is obligated to reimburse Bank in accordance with the terms of the Loan Documents. Additionally, Borrower shall pay any documentary stamps, intangible taxes and filing, search and recording fees and the costs of any appraisal and environmental report required by Bank. Borrower shall also be responsible and liable for, and shall hold Bank harmless from, all expenses and costs in connection with the administration and enforcement of any of Borrower's obligations to Bank. If at any time the State of Florida shall determine that the Documentary Stamps affixed thereto, if any, are insufficient, and that additional Documentary Stamps should be affixed, then Borrower shall pay for the same, together with any interest or penalties imposed in connection with such determination, and Borrower hereby agrees to indemnify and hold Bank harmless therefrom. If any such sums shall be advanced by Bank, they shall bear interest, shall be paid and shall be secured as provided in the Loan Documents.

14. DEFAULTS AND REMEDIES. If any one or more of the following events of default (an "Event of Default") shall occur for any reason whatsoever (and whether such occurrences shall be voluntarily or involuntary, or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), that is to say:

(a) any representation or warranty made herein or in any report, certificate, financial statement or other instrument furnished in connection with this Restated Credit Agreement or the borrowings hereunder, shall prove to be false or misleading in any respect;

(b) default shall occur in the payment of principal or interest on any indebtedness created hereunder, when and as the same shall become due and payable, whether at the due date or by acceleration or otherwise, which remains after the due date of such payment; or failure of the Borrower to make payment of principal or interest on any other indebtedness beyond any period or grace provided with respect thereto, or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created;

(c) any default or violation shall occur on the part of the Borrower in the due observance or performance of any covenant, agreement or other provision of this Restated Credit Agreement, the Loan Commitment, or any other agreement, instrument or contract with Bank, other than for the payment of money, which shall remain uncured past any cure period provided for herein or therein, and if no such cure period is specified, if such default shall remain uncured for ninety (90) days after notice of such default or violation has been given by Bank to Borrower, or after Borrower has knowledge of such default or violation, whichever is earlier;

(d) Borrower shall (i) apply for or consent to the appointment of a receiver, trustee in bankruptcy for benefit of creditor's, or liquidator of Borrower or of any of Borrower's assets and/or properties;
(ii) admit in writing Borrower's inability to pay its debts as they mature or generally fail to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated as bankrupt or insolvent; (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or seeking to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution of liquidation law or statue of an answer admitting an act of bankruptcy alleged in a petition filed against it in any proceeding under any such law; or (vi) take any action for the purpose of affecting any of the foregoing;

(e) an order, judgment or decree shall be entered against the Borrower without its application, approval or consent, or by any court of competent jurisdiction, approving a petition seeking its reorganization or appointing a receiver, trustee or liquidator of the Borrower or of all or a substantial part of any of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days from the date of entry thereof;

(f) final judgments for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), shall be rendered against the Borrower and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed;

(g) any monies, deposits or other property of the Borrower now or hereafter on deposit with, or in the possession or under control of the Bank, shall be attached or become subject to distraint proceedings or any order or process of Court;

(h) any material adverse change in the financial or business condition of Borrower;

(i) any of the Bank's security interests in connection with the Line of Credit are invalidated;

(j)  Borrower's corporate existence is changed;

(k) Borrower fails to indemnify and repay Bank, upon demand, for additional Documentary Stamps imposed by any governmental entity within fifteen (15) days of such demand by Bank, including the payment of any penalties, interest, and other charges;

(l) Borrower defaults on any other obligation to Bank;

THEN, and in every such Event of Default, the Bank may, at its option, upon written notice to Borrower, (i) declare all indebtedness of principal and interest hereunder forthwith to be due and payable, whereupon the Consolidated Note shall become due and payable, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in such Line of Credit to the contrary notwithstanding, and (ii) exercise all legal rights and remedies against Borrower or any assets for the indebtedness of Borrower to Bank. Bank shall also have the following specific rights and remedies:

(a) To require Borrower to assemble and make available to Bank at a place to be designated by Bank which is also reasonably convenient to Borrower all documentation regarding Borrower's right, title and interest in the assets and properties.

(b) To exercise any and all rights of set-off which Bank may have against any account funds (excluding investment funds), or assets and properties belonging to Borrower which shall be in Bank's possession or under its control.

(c) To cure such defaults, with the result that all costs and expenses incurred or paid by Bank in effecting such cure shall be additional charges on the Line of Credit which bear interest at the interest rate of the Line of Credit and are payable upon demand.

The proceeds of any disposition of the assets and/or properties for the Line of Credit shall be used to satisfy the following items in the order they are listed:

(a) The expenses of taking, removing, storing, repairing, holding, and selling the Collateral, including any legal costs and attorneys' fees. If the Consolidated Note is referred to an attorney for collection, Borrower and all others liable for the Line of Credit jointly and severally agree to pay reasonable attorneys' fees (including appellate, administrative and bankruptcy fees and costs) and legal expenses.

(b) The expense of liquidating or satisfying any liens, security interests, or encumbrances on the Collateral which may be prior to the security interest of Bank.

(c) Any unpaid fees, accrued interest, and then the unpaid principal amount of the Line of Credit.

(d)	Any other indebtedness of Borrower to Bank.

If the proceeds realized from the disposition of the assets and/or properties shall fail to satisfy any of the foregoing items, Borrower and all other liable for the Line of Credit shall forthwith pay any deficiency to Bank upon demand.

15. CROSS DEFAULT. A default or breach under any of the terms of conditions of the 1997 Note, Consolidated Note and Loan Documents or any credit facility with Bank, or any agreement to which Borrower is obligated, shall at Bank's option, constitute a default under the Line of Credit.

16. NOTICE. All notices required or allowed to be given hereunder shall be delivered by hand or sent by certified mail return receipt requested, overnight courier or facsimile transmission, to the party to which such notice is to be given as follows:

                If to Borrower:          THE STEPHAN CO.
                                         1850 West McNab Road
                                         Fort Lauderdale, FL 33309
                                         Attn: David A. Spiegel, CFO


                If to Bank:              NATIONSBANK, N.A., successor
                                         by merger to NATIONSBANK,
                                         N.A. (SOUTH) Commercial Banking
                                         NationsBank Tower, 10th Floor
                                         One Financial Plaza
                                         Fort Lauderdale, FL 33394

                and a copy to:           PAUL M. MAY, Esquire
                                         MAY, MEACHAM & DAVELL,
                                         P.A.
                                         NationsBank Tower, Suite 2602
                                         One Financial Plaza
                                         Fort Lauderdale, FL 33394

Provided, that additional or other addresses for the giving of notice may be thereafter designated by the giving of written notice thereof to the other party. Such notices shall be deemed given or made three (3) business days following deposit in the U.S. Mail, certified return receipt requested, or immediately upon receipt if delivered by hand, overnight courier or facsimile transmission addressed as herein provided.

17. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan
Document:

A. Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, excluding a notice of intent to accelerate and notice of acceleration under which circumstances, Bank shall give notice to Borrower. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

B. Applicable Law. This Restated Credit Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Florida and applicable United States federal law.

C. Amendment. No modification, consent, amendment or waiver of any provision of this Restated Credit Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Restated Credit Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Restated Credit Agreement.

D. Documents. All documents, certificates and other items required under this Restated Credit Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

E. Partial Invalidity. The unenforceability or invalidity of any provision of this Restated Credit Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

F. Indemnification. Notwithstanding anything to the contrary contained in paragraph E above, Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby. The Borrower's obligations under this paragraph shall survive the repayment of the Line of Credit.

G. Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Line of Credit is outstanding or the obligation of the Bank to make any advances under the Line shall not have expired.

H. Personal. This Restated Credit Agreement is personal in nature and may not be assigned.

I. Gender/Plural. Wherever used herein the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, successors, personal representatives and assigns.

J. Document Conflict. If the terms and provisions of this Restated Credit Agreement conflict with any terms and provisions of any other related loan documents executed in connection herewith, the terms and provisions herein shall control.

18. WAIVER OF JURY TRIAL: BORROWER AND BANK HEREBY
KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE
ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF
ANY ACTION, PROCEEDING, DEFENSE OR COUNTERCLAIM BASED ON
THIS RESTATED CREDIT AGREEMENT, OR ARISING OUT OF, UNDER OR
IN CONNECTION WITH THIS RESTATED CREDIT AGREEMENT, OR
REVOLVING LINE OF CREDIT PROMISSORY NOTE, CONSOLIDATED AND
RESTATED PROMISSORY NOTE, OR ANY OTHER LOAN DOCUMENT, OR
ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS
(WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO
OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL
INDUCEMENT FOR BORROWER AND BANK ENTERING INTO THE SUBJECT
LINE OF CREDIT TRANSACTION.

IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and year first above written.

Witnesses:                               BORROWER:
                                         THE STEPHAN CO., a Florida

corporation



___________________                   By: _________________________
                                          DAVID A. SPIEGEL
                                          Financial Officer




____________________                        [Corporate Seal]


                                       BANK: NATIONSBANK, N.A., successor
                                       by merger to NATIONSBANK, N.A.
                                       (SOUTH), a national banking
                                       association


_____________________                  By: _________________________

                                            Susan Pierangelino,
                                            Vice President


_______________________